Exhibit 99.3

enherent Corp. Reports Second Quarter and Year to Date Results

FOR IMMEDIATE RELEASE

August 11, 2003 (Windsor, CT) - enherent Corp. (OTC BB: ENHT, www.enherent.com) (the “Company”) today reported revenue for the second quarter ending June 30, 2003 of $3.2 million compared to revenue of $5.6 million in the quarter ended June 30, 2002. Revenue for the first quarter ended March 31, 2003 was $3.6 million. Revenue for the six months ended June 30, 2003 was $6.8 million compared to $11.5 million in the six-month period ending June 30, 2002. The Company reported a lower net loss applicable to common stock of approximately $577,000, or $(0.03) per share in the second quarter as compared to approximately $1,150,000, or $(0.07) per share in the second quarter of 2002. The loss for the first quarter ended March 31, 2003 was approximately $642,000 or $(.04) per share.

The Company’s previously announced plan to close its Dallas, Texas office and centralize all administrative functions at its Windsor corporate office in order to reduce costs and improve efficiency was substantially completed in the second quarter. Total costs incurred through June 30, 2003 totaled approximately $172,000 including $56,000 incurred in the first quarter. Costs incurred have consisted primarily of retention bonuses, severance pay and training costs. The total cost of the closure will be approximately $204,000. The closure will be completed in the second half of this year and additional costs of approximately $32,000 are expected to be  incurred in that period.

In addition, the Company reported cash and cash equivalents of $2.7 million as of June 30, 2003 compared to $3.1 million as of December 31, 2002. Days Sales Outstanding (DSO) as of June 30, 2003 was 41 days, down from the 48 days at the end of the first quarter 2003, and comparable to the 40 days as of December 31, 2002. Excluding minimal obligations under capital leases, the Company has no long-term debt outstanding as of June 30, 2003.

Bob Merkl, Chairman, President and Chief Executive Officer, commenting on the quarter said,  “As in the previous several quarters the Company continues to feel the effects of a generally depressed IT services market.  Several of our key clients have had to initiate cost containment initiatives or postpone required work until later in the year.  Our pipeline of fully qualified opportunities continues to grow and we remain well positioned for the inevitable break in pent up demand.”

Mr. Merkl also stated that “while total revenue has decreased quarter to quarter and versus comparable prior periods, the Company continues to see improvement in its gross profit percentages and bottom line per share results. These improvements are the result of aggressively managing costs associated with our direct workforce as well as significant reductions and elimination of non-billable resources and related costs.”

About enherent

enherent Corp. (OTCBB: ENHT) is a leading provider of application development and integration solutions. Utilizing its Balanced Development Methodology(SM), enherent accelerates the design, development and delivery of discrete and seamless end-to-end solutions along the application development lifecycle. enherent addresses cross-industry business needs by focusing on the critical disciplines of project management, business requirements management and technology integration. enherent is headquartered in Windsor, Connecticut. The Company has a Solutions Center in Windsor, Connecticut and sales locations in Connecticut, Texas, Virginia, Massachusetts and the New York/New Jersey area. For more information visit www.enherent.com.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward- looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on certain assumptions and analyses made by the Company derived from its experience and perceptions. Actual results and developments may vary materially from those described because they are subject to a number of known and unknown risks and uncertainties. Such risks and uncertainties include, but are not limited to, global political factors; future demand for the Company’s services; the impact of general economic and other conditions on the discretionary spend of our existing clients and our ability to obtain new business and reduce costs of providing services; the Company’s ability to increase the amount of services rendered to existing clients and develop new clients and reduce costs of providing services; the Company’s ability to recruit and retain IT professionals; competition in the industry and the impact of competition on pricing, revenues and margins; and various other factors discussed in the Company’s filings with the Securities and Exchange Commission including those set forth under Item 7 of enherent’s recent Form 10-K. The Company disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise.

CONTACT INFORMATION:

Felicia A. Norvell

enherent Corp.

(860) 687 – 2215

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enherent Corp. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except number of shares)

	June 30, 2003	December 31, 2002
	(unaudited)
Assets
Current assets:
Cash and equivalents	$2,730	$3,067
Accounts receivable, net of allowance of $18 at June 30, 2003 and $57 at December 31, 2002	1,395	1,926
Prepaid expenses and other current assets	156	259
Total current assets	4,281	5,252

Fixed assets, net	255	477
Other assets	63	69
Total assets	$4,599	$5,798

Liabilities and stockholders’ equity
Current liabilities:
Accrued compensation	$331	$283
Accounts payable	111	470
Accrued expenses	500	294
Current portion of capital lease obligations	7	14
Deferred revenue	44	171
Total current liabilities	993	1,232

Capital lease obligations, net of current portion	3	5
Deferred rent	42	58
Total liabilities	1,038	1,295

Commitments and contingencies
Series A senior participating redeemable convertible preferred stock, $0.001 par value; authorized - 10,000,000 shares; issued and outstanding - 7,000,000 shares at June 30, 2003 and December 31, 2002	5,830	5,553

Common stockholders’ equity (deficit):
Common stock, $0.001 par value; authorized - 50,000,000 shares; issued - 19,351,311 shares; outstanding - 17,502,188 shares at June 30, 2003 and December 31, 2002	19	19
Additional paid-in capital	94,411	94,411
Treasury stock, at cost - 1,849,123 shares at June 30, 2003 and December 31, 2002	(366)	(366)
Accumulated deficit	(96,333)	(95,114)
Total common stockholders’ equity (deficit)	(2,269)	(1,050)
Total liabilities and stockholders’ equity (deficit)	$4,599	$5,798

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enherent Corp. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002

Revenues	$3,166	$5,551	$6,819	$11,467
Cost of revenues	2,369	4,333	5,284	9,057
Gross profit	797	1,218	1,535	2,410

Selling, general and administrative expenses	1,236	2,254	2,484	5,242
Loss from operations	(439)	(1,036)	(949)	(2,832)

Other income (expense):
Miscellaneous income	2	3	5	3
Interest expense	(1)	(2)	(3)	(7)
Interest income	2	9	5	25
Net loss	(436)	(1,026)	(942)	(2,811)
Preferred stock accretion and income applicable to common stockholders	(141)	(124)	(277)	276
Net loss applicable to common stockholders	$(577)	$(1,150)	$(1,219)	$(2,535)

Basic and diluted net loss per share applicable to common stockholders	$(.03)	$(.07)	$(.07)	$(.14)
Number of shares used in computing basic and diluted net loss per share (000’s)	17,502	17,502	17,502	17,502

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